EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-84072, 333-120960, 333-151566, 333-151568, 333-160758, 333-162300 and 333-176094 on Form S-8 of our report dated March 30, 2016, relating to the consolidated financial statements of Stage Stores, Inc. and subsidiary and the effectiveness of Stage Stores, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Stage Stores, Inc. and subsidiary for the year ended January 30, 2016.

/s/ Deloitte & Touche LLP

Houston, Texas
March 30, 2016